Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports, included herein, dated March 14, 2007, with respect to the statements of financial condition of PowerShares DB US Dollar Index Bullish Fund, DB US Dollar Index Bullish Master Fund, PowerShares DB US Dollar Index Bearish Fund, DB US Dollar Index Bearish Master Fund as of December 31, 2006; and report dated March 27, 2007 on the statements of financial condition of DB Commodity Services LLC as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in member’s capital (deficit) and cash flows for the year ended December 31, 2006 and for the period from May 23, 2005 (inception) to December 31, 2005. We also consent to the references to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

October 5, 2007